Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 18, 2011, with respect to the combined financial statements of U.S. Silica Holdings, Inc. and GGC RCS Holdings, Inc. contained in the Registration Statement and Prospectus of U.S. Silica Holdings, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

/s/ Grant Thornton LLP

Baltimore, Maryland

July 18, 2011